UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 2, 2015

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fellowship Road, Suite 101, Mount Laurel, NJ	08054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          Effective June 2, 2015, Anthony M. D’Imperio, age 65, was appointed as Senior Vice President and Chief Credit Officer of Sun National Bank (the “Bank”), a wholly owned subsidiary of the Registrant, Sun Bancorp, Inc. From October 2014 until this appointment, Mr. D’Imperio was fulfilling the duties of Chief Credit Officer on an interim basis for the Bank, pending regulatory approval of his appointment to the position of Chief Credit Officer. Mr. D’Imperio was Director of Special Assets of the Bank from July 2012 to September 2014, where he played an integral role in helping to significantly improve the Bank’s asset quality metrics.  From 1996 to 2012, Mr. D’Imperio directed commercial loan workout activities for Wilmington Trust as Vice President and Division Manager for Special Assets.  Mr. D’Imperio has more than 30 years of experience in banking and finance leadership, and has previously held the designations of Certified Turnaround Professional, Certified Property Manager and Certified Commercial-Investment Member.  Mr. D’Imperio has been an adjunct instructor in the Finance Department of St. Joseph’s University, Philadelphia, Pennsylvania, for over 20 years.

There is no arrangement or understanding with any other person pursuant to which Mr. D’Imperio was appointed as Senior Vice President and Chief Credit Officer, and there are no family relationships between Mr. D’Imperio and any director or executive officer of the Registrant. Additionally, the Registrant has not entered into any transactions with Mr. D’Imperio of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As Senior Vice President and Chief Credit Officer, Mr. D’Imperio will receive an initial base salary of $250,000 per annum. He will be eligible to participate in the Bank’s annual short-term incentive plan and the Bank’s long-term incentive plan, providing for the opportunity to share in the Bank’s long-term success through award of restricted stock and/or stock options, with a target award opportunity of 25% of annual base salary. At the next meeting of the Registrant’s Compensation Committee, Mr. D’Imperio will receive an award of 3,000 shares of restricted stock of the Registrant which will vest on June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN BANCORP, INC.

Date:	June 4, 2015	By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel
(Duly Authorized Officer)